Exhibit 99.1

nationalgrid                                                            KEYSPAN

                   NATIONAL GRID / KEYSPAN ANNOUNCE MANAGEMENT
                               AGREEMENT WITH LIPA

     - Affirms merger is in best interests of Long Island electric customers

                - Provides significant long-term energy benefits

             - Enhances environmental and energy efficiency programs



Hicksville, NY (March 23, 2007) - National Grid (LSE: NG. NYSE: NGG) and KeySpan Corp. (NYSE: KSE) today announced an amended and enhanced seven-year agreement with the Long Island Power Authority ("LIPA") to operate the electricity transmission and distribution system on Long Island. This agreement affirms that the National Grid/KeySpan merger is in the best interest of Long Island electric customers, and is also an important step in the merger of National Grid and KeySpan, targeted for completion in mid-2007.

Under the Management Services Agreement, which becomes effective after the merger and runs through 2013, National Grid/KeySpan will provide significant benefits to LIPA's 1.1 million customers including:

o $91 million of synergy savings for Long Island's electric customers, generated by the National Grid/KeySpan merger through the term of the Management Services Agreement - a significant share of the proposed $500 million permanent synergies for customers in New York over the next ten years

o $100 million investment in efficiency and environmental upgrades at Northport and Port Jefferson power plants

     o LIPA customers will not face additional charges as costs of the power plant modernizations are expected to be fully offset by fuel and emissions cost savings

     o In addition National Grid will perform a detailed Northport Plant engineering and economics repowering study

o $12 million investment in a joint energy efficiency program with LIPA for electric and gas customers on Long Island

o LIPA now having options to purchase the Wading River and Shoreham generating stations, which join existing options on the E.F. Barrett and Far Rockaway plants, for the purpose of repowering

o Retention of a strong on-Island field workforce to maintain the high level of reliability that Long Island customers expect

o Commitment to leverage National Grid's international engineering experience in electric system management and energy efficiency programs for the benefit of LIPA customers

These amendments expand the Management Services Agreement contract, agreed by KeySpan in December 2005, which included the payment of $120 million in cash and credits, and savings of $34 million per annum phased in over a three-year period.

"I'm very pleased that LIPA and National Grid/KeySpan have been able to address critical energy issues and challenges that we face today - cost management, protecting the environment and enhancing our energy future for years to come," said Robert B. Catell, Chairman and CEO of KeySpan Corporation. "The enhanced scale and purchasing power of National Grid and KeySpan will generate savings that we are sharing with LIPA."

National Grid/KeySpan has also committed to work with LIPA to review Long Island's energy requirements and help develop a long-term energy strategy. Long Island will also benefit from National Grid's world-class engineering experience and expertise in addressing energy issues.

National Grid's Chief Executive, Steve Holliday, said: "I am delighted we have reached an agreement with LIPA. We are committed to retaining a strong front-line work force on the Island; enhancing operational performance through efficiencies of scale, deployment of innovative technology and shared best practices - whether they are developed in Suffolk County, Long Island; Suffolk County, Boston; or Suffolk County, England."

The Management Services Agreement and the other related agreements are subject to approval by the LIPA Board of Trustees, the Attorney General and New York State Comptroller.


CONTACTS

National Grid:    Alberto Bianchetti        315 428 6932

KeySpan:          Media Relations           516 545 5052

Photographs of the announcement are available at:www.newscastonline.com/media.
                                                 ----------------------------

A short video of the announcement is available at:http://www.nationalgridus.com.
                                                  -----------------------------


About National Grid
-------------------

National Grid is an international energy delivery business with principal activities in the regulated electricity and natural gas industries. In the U.S., National Grid distributes electricity to approximately 3.4 million customers in Massachusetts, New Hampshire, New York and Rhode Island and natural gas to approximately 569,000 customers in New York and 245,000 customers in Rhode Island.

The company owns the high-voltage electricity transmission network in England and Wales and operates the system across Great Britain. It also owns and operates the high-pressure gas transmission system in Britain and, through its natural gas distribution business serves over 11 million customers in homes and businesses in Britain. In addition, it has a number of businesses operating in related areas such as LNG importation, land remediation, metering and interconnectors. For more information, visit National Grid's web site at www.nationalgrid.com.


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


About KeySpan
-------------

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the largest distributor of natural gas in the Northeast United States, operating regulated gas utilities in New York, Massachusetts and New Hampshire, serving
2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies which offer energy-related products, services and solutions to homes and businesses. KeySpan is also the largest electric generator in New York State. The Company owns approximately 6,650 megawatts of generating capacity, providing power to 1.1 million customers of the Long Island Power Authority on Long Island and supplying approximately 25 percent of New York City's capacity needs. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution and storage. KeySpan has headquarters in Brooklyn, New England and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com



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